Exhibit 99.1

BiomX CEO Issues Letter to Stockholders

CEO Letter to Stockholders highlights the Company’s strategic and financial reset designed to strengthen BiomX in the near term and unlock future growth opportunities

Dover, DE - March 19, 2026 - BiomX Inc. (NYSE American: PHGE), today released the following letter from its Chief Executive Officer to stockholders.

Dear Stockholders,

Over the past several weeks, BiomX has taken decisive steps to reshape its leadership, priorities, and financial structure. Leadership has evolved, strategic priorities have been sharpened, and we are taking concrete steps intended to improve the Company’s financial and operational structure. These changes have not been easy, but they are necessary to put BiomX on a stronger and more disciplined path forward.

Our goal is clear: to stabilize the Company’s financial footing, simplify our capital structure, and position BiomX to pursue strategic opportunities with greater focus and discipline.

One such change relates to the warrants issued in connection with the recent investment completed in December 2025. These warrants were originally structured with a five-year term. Following consideration, the Board, in agreement with the warrant holders, determined to amend the warrant structure so that the warrants will have a one-year exercise period with an adjusted exercise price of $1.00 per share.

The details of this amendment are described in the Form 8-K filed on March 19, 2026. In practical terms, this change significantly shortens the timeline associated with these warrants. Long-dated warrants can create an overhang that may complicate how public investors evaluate the Company. By shortening the period to one year, BiomX is working towards the resolution of this overhang. The shorter duration also reduces the theoretical value of these warrants, as commonly measured by option pricing models.

We believe this step aligns the interests of the Company and our investors while supporting a more efficient financial structure, strengthening BiomX’s financial profile.

Looking ahead, we are focused on simplifying our capital structure and strengthening our financial foundation to support future growth. These actions are intended to enhance our flexibility to access capital as we pursue the right opportunities. As part of this process, we are actively evaluating opportunities to reposition the Company toward sectors benefiting from strong global demand for advanced technologies, including defense-related applications.

Along with reducing non-essential costs and having a more rigorous spending discipline, we believe this better positions BiomX to execute on its long-term strategy. These actions include, for example, finalizing expenses related to the closure of our Maryland facility and other measures aimed at reducing the Company’s overhead.

In parallel, we have increased our engagement with the capital markets and are actively engaging with investment banks and institutional investors, In addition, we are evaluating strategies, broader opportunities, and potential targets to reposition the Company. BiomX is also consulting with Wall Street and business advisors to support such growth.

Our new leadership team brings experience across financial markets, corporate strategy, and public-Company management, including managing large public companies in the energy and defense sectors. We are focused on operating BiomX with strong financial discipline and responsible capital allocation.

We believe the steps we are taking support a more flexible and disciplined path forward while positioning BiomX to create long-term value for stakeholders.

I would like to thank our employees for their continued dedication and our stockholders for their patience and support during this period of transition. We remain committed to doing the work necessary to move BiomX forward on a stronger and more sustainable path.

Sincerely,

MichaelOster

CEO

BiomX Inc.

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Forward-Looking Statements

This press release contains express or implied “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, such as statements regarding the expected benefits of the Company’s new leadership and future growth strategy. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on BiomX management’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of BiomX’s control. These risks and uncertainties include, but are not limited to, changes in applicable laws or regulations; the possibility that BiomX may be adversely affected by other economic, business, and/or competitive factors; competition; uncertainties as to the sufficiency of BiomX’s cash resources to fund its planned activities for the periods anticipated and BiomX’s ability to manage unplanned cash requirements; and general economic and market conditions. Therefore, investors should not rely on any of these forward-looking statements and should review the risks and uncertainties described under the caption “Risk Factors” in BiomX’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 19, 2026, and additional disclosures BiomX makes in its other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Forward-looking statements are made as of the date of this press release, and except as provided by law, BiomX expressly disclaims any obligation or undertaking to update forward-looking statements.

BiomX Contact:

Yair Ohayon,

Yairo@biomx.com